UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2015

WAYFAIR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place, 7th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 532-6100

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2015, Wayfair Inc. (the “Company”), through its wholly-owned subsidiary, Wayfair LLC, renewed its credit agreement with Bank of America, N.A., which provides the Company with a line of credit and a credit card program with a maximum commitment of $35.0 million, $45.0 million and $35 million for the periods of July 31, 2015 through September 30, 2015, October 1, 2015 through February 28, 2016 and March 1, 2016 through July 31, 2016, respectively, with the committed amounts of $10.0 million to be used for a revolving line of credit and to support letters of credit and the remainder to be used to support the Company’s credit card program. The credit agreement is renewable on an annual basis and, if not renewed, would have expired by its terms on July 31, 2015.

The renewed credit agreement is on substantially the same terms and conditions as the prior credit agreement. Subject to the terms and conditions of the credit agreement, advances under the line of credit, if any, will bear an interest rate equal to the London Interbank Offered Rate or the LIBOR Rate, plus 1.75 percentage points. The Company is required to maintain certain covenants, including debt service coverage, tangible net worth, and unencumbered liquid assets. The Company did not borrow any amounts under the credit agreement during the fiscal years ended December 31, 2014, 2013 and 2012 and has not borrowed any amounts under the credit agreement during 2015 fiscal year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: August 4, 2015	By:	/s/ Nicholas Malone
Nicholas Malone
Chief Administrative Officer and Treasurer

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